Exhibit 10.14
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and between Barry McCarthy (“Executive”) and Peloton Interactive, Inc., a Delaware corporation (the “Company”), dated as of May 2, 2024.
1.     Board of Directors Resignation; Advisory Period; Separation of Employment.
(a)    Board of Directors Resignation. Executive resigned as a director of the Company, effective April 28, 2024.

(b)     Transition; Termination Date. Regardless of whether Executive signs this Agreement, Executive’s service as Chief Executive Officer of the Company will end effective at the close of business on May 2, 2024 (the “Transition Date”) and Executive shall cease to serve as an officer of the Company and its affiliates, unless Executive’s employment is earlier terminated for Cause (as such term is defined in the Company’s Severance and Change in Control Plan, the “Severance Plan”). Provided that Executive timely signs, and does not revoke, this Agreement, then effective as of the Transition Date, Executive shall remain employed by the Company as an employee at-will serving as Strategic Advisor to the Company through December 31, 2024 (the “Advisory Period End Date”), unless Executive’s employment with the Company is earlier terminated (i) for Cause (as such term is defined in the Severance Plan); (ii) by Executive’s voluntary resignation; or (iii) by Executive’s and the Company’s mutual agreement (the date on which Executive’s employment terminates, the “Termination Date”).

(c)    Advisory Period. During the period from the Transition Date through the Termination Date (such period, the “Advisory Period”), Executive agrees to cooperate reasonably with the Company in accomplishing a smooth and orderly transition of Executive’s prior responsibilities as Chief Executive Officer to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information. Further, during the Advisory Period, (i) Executive shall work remotely but shall report to any Company offices as requested by the Chairperson of the Board, (ii) his services as Strategic Advisor will be provided on an as-and-when-needed basis upon request from the Chairperson of the Board, (iii) he shall report to the Chairperson of the Board and be available for consultation with the Chairperson of the Board, the Company’s then-current Chief Executive Officer (including any interim Co-Chief Executive Officer), and the Company’s Lead Team, (iv) he shall not have the right, authority, or power, express or implied, to perform any act, enter into any agreement, or make any statement or representations on behalf of the Company (including without limitation to its vendors, customers, or employees) that would bind the Company or create any liabilities or obligations, expressed or implied, in the Company’s name or on the Company’s behalf, and (v) he shall not manage Company employees. For the avoidance of doubt, Executive further understands and acknowledges that, without the express, advance written consent of the Chairperson of the Board, Executive shall not make any public-facing statements regarding the Company’s or its affiliates’ current or former officers or directors, policies, practices, products, services, decision-making, conduct, professionalism or compliance with standards or employees, advisors and agents as a group. As an employee of the Company, during the Advisory Period, Executive shall remain subject to Company policies, including, but not limited to, the Company’s Insider Trading Policy.

(d)    Prior Agreements. The parties hereto acknowledge and agree that certain employment offer letter by and between the Company and Executive, dated February 7, 2022 (the “Employment Letter”), is superseded by this Agreement. Executive agrees that at no point shall his change in position, compensation, duties, responsibilities or authority or the appointment of a new Chief

Executive Officer of the Company constitute an event giving rise to Good Reason, as defined in, and for purposes of, the Severance Plan. For the avoidance of doubt, nothing in this Agreement shall supersede Executive’s Proprietary Information and Inventions Agreement with the Company, dated February 7, 2022 (the “PIIA”).

2.         Compensation.
(a)        No Changes Before Transition Date. Through the Transition Date, Executive shall continue to be entitled to receive the compensation and benefits Executive is entitled to receive as of the Effective Date.
(b)        Advisory Period. Subject to and conditioned upon (i) Executive’s continued compliance in all material respects with this Agreement and the Restrictive Covenants (as defined below) and (ii) Executive’s execution and delivery to the Company of an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) on or before May 22, 2024 (i.e., within 21 days following the May 1, 2024 delivery of the Agreement to Executive), and the non-revocation of the Release during the seven-day period following the date on which the Release is executed and (iii) approval by the Compensation Committee of the Company’s Board of Directors:
        (i)    For the period commencing on the Transition Date, and ending on the three-month anniversary thereof, the Company shall pay Executive a base salary in the amount of $50,000 per month (the “Salary”), pro-rated to reflect any partial month of employment, and payable in accordance with the Company’s normal payroll practices. For the remainder of the Advisory Period, such Salary shall be reduced to $5,000 per month, pro-rated to reflect any partial month of employment.
        (ii)    The outstanding Company equity awards held by Executive as of the Effective Date (the “Company Equity Awards”) will continue to vest and, if applicable, become exercisable during the Advisory Period in accordance with their terms; provided, however, that the Company Equity Awards shall be amended to remain exercisable through December 31, 2027.
        (iii)    Executive acknowledges and agrees that, except as provided in this Section 2(b)(iii), during the Advisory Period, Executive shall not be eligible to be granted a Company equity or equity-based award, including, for the avoidance of doubt, any bi-annual refresh equity award. Notwithstanding the immediately preceding sentence, and subject to approval by the Board, the Company shall grant Executive a new stock option award (the “Stock Option Award”) under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”), which shall (A) have a fair market value on the grant date of $3,000,000, (B) have a vesting commencement date of the Transition Date, (C) vest in equal monthly installments on the last day of each month between the Transition Date and December 31, 2024, such that the Stock Option Award will be scheduled to be fully vested on December 31, 2024, and (D) be exercisable through December 31, 2027. The Stock Option Award shall be subject to the terms of a stock option agreement and the Equity Plan; however, notwithstanding anything to the contrary in the Equity Plan or the Severance Plan, the Stock Option Award shall not be subject to Section 3.1(c) or 3.2(c) of the Severance Plan. For the avoidance of doubt, the Stock Option Award is not a Company Equity Award.
3.        Accrued Obligations; Severance.
(a)    Accrued Obligations; Vested Benefits. Within 30 days following the Termination Date, the Company will pay to Executive (i) all accrued but unpaid salary and, if required by the Company’s applicable policies, all accrued, unused vacation / paid time off through the Termination Date and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Termination Date (collectively, the “Accrued Obligations”). Additionally, following the Termination Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy. For the avoidance of doubt, as of the Termination Date, Executive shall forfeit any portion of a Company Equity Award that remains unvested as of the Termination Date (after application of any accelerated vesting as described below).
    (b)     Severance. Upon the cessation of Executive’s employment following (x) the Advisory Period End Date or (y) the earlier termination of Executive’s employment hereunder by reason of (A) Executive’s death or Disability (within the meaning of the Company’s long-term disability plan applicable to Executive as of the Effective Date) or (B) the Company’s termination of the Advisory Period other than for Cause (as such term is defined in the Severance Plan), then, subject to and conditioned upon (x) Executive’s continued compliance with this Agreement and the Restrictive Covenants and (y) Executive’s execution of a Release (in substantially the form of Exhibit A), on or within 53 days following the Termination Date, and non-revocation of the Release during the seven-day period following the date on which the Release is executed:
    (i)    If the Company terminates Executive’s employment other than for Cause (as such term is defined in the Severance Plan) prior to the Advisory Period End Date, (A) the Company shall continue to pay to Executive the Salary that would have been payable during the remainder of the Advisory Period had the Advisory Period ended on the Advisory Period End Date, in accordance with the Company’s normal payroll practices and (B) as of the Termination Date, the vesting of each outstanding Company Equity Award and the Stock Option Award shall continue with respect to the number of option shares subject to each such Company Equity Award and the Stock Option Award that would have vested had Executive remained in employment with the Company through the Advisory Period End Date;
    (ii)    As of the Advisory Period End Date, the vesting of each outstanding Company Equity Award shall be accelerated with respect to the number of option shares subject to each such Company Equity Award that would have vested through the 12-month anniversary of the Advisory Period End Date had Executive remained in employment with the Company through such 12-month anniversary (for clarity, such accelerated vesting is in addition to any continued vesting pursuant to clause (i) above), and any then-remaining unvested portions of any Company Equity Awards shall be forfeited for no consideration;
    (iii)    the Company shall pay to Executive an amount equal to $1,250,000, payable in a single lump sum within 60 days following the Termination Date;
    (iv)    if Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall pay the cost of Executive’s and Executive’s covered dependents’ healthcare coverage premiums for a period ending on the earliest of (A) the 12-month anniversary of the Termination Date, (B) the date on which Executive and his covered dependents become eligible for healthcare coverage under another employer’s plan, or (C) the date on which Executive and his covered dependents otherwise become ineligible for COBRA coverage, which such cost shall be taxable income to Executive;
    (v)    Notwithstanding anything to the contrary above, if Executive terminates his employment prior to the Advisory Period End Date because Executive has obtained other employment or a consulting position and Executive is unable to continue as Strategic Advisor due to the requirements of such employment or consulting position, then (A) Executive shall be entitled to receive the amounts and benefits in Sections 3(b)(ii), 3(b)(iii), and 3(b)(iv), subject to the terms and conditions set forth herein (including the release requirement described above), and (B) Executive shall be entitled to retain the portion of the Stock Option Award that is vested as of the Termination Date and any remaining unvested portion shall be forfeited. For the avoidance of doubt, in such circumstance, Executive shall not be entitled to receive the amounts and benefits in Section 3(b)(i).
If the period during which Executive has discretion to execute or revoke the release described above straddles two calendar years, the Company will make the payments that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of the taxable year in which Executive actually delivers the executed release to the Company. For the avoidance of doubt, if Executive terminates his employment prior to the Advisory Period End Date (other than due to Executive’s death or Disability as set forth in this Section 3(b) or on account of obtaining a subsequent employment or consulting position as described in Section 3(b)(v)), Executive shall forfeit any entitlement to the payments and benefits set forth in this Section 3(b).
4.        Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
5.         Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations, and except as otherwise provided in this Agreement, Executive has (i) received all monies and other benefits due to Executive as a result of his employment with and separation from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Executive further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.
6.         Return of Company Property; Access.
(a)    Return of Company Property. Executive agrees that he shall, prior to or on the Transition Date (or within seven days thereafter), return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in his possession, custody or control (other than de minimis items) (the “Company Property”). Executive specifically agrees to return any credit cards, entry cards, identification badges and keys prior to or on the Transition Date. Notwithstanding the preceding sentence, Executive shall be permitted to retain such Company Property as the Chairperson of the Board determines is necessary and appropriate for Executive to retain during the Advisory Period; provided, that Executive shall return any Company Property still in his possession on the Termination Date, or on any earlier date as may be requested by the Company. Company Property includes: (i) any materials of any kind that contain or embody any Confidential Information (as defined below) of the Company or an affiliate of the Company (and all reproductions thereof), (ii) portable electronic devices (including, but not limited to, tablet computers) unless the Company otherwise permits Executive, in writing, to retain certain agreed-upon devices following the Company’s removal of Company Property from such devices, credit cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

(b)    Access to Company Systems, Premises, and Information. Effective as of the Transition Date, Executive’s access to (i) the Company’s systems (including network, cloud, messaging, intranet, phone, and any other electronic or communication systems), (ii) Company premises, and (iii) internal, non-public Company reporting shall be terminated, in each case except as may be approved in advance by the Chairperson of the Board. For the avoidance of doubt, Executive shall be permitted to retain his Company email address during the Advisory Period solely for the purposes of providing those services described in Section 1(c), and the Company reserves the right, its sole and absolute discretion, to discontinue such Company email access at any time.
7.     Protection of Confidential Information; No Assistance and No Disparagement; No Public Statements.
(a)    Executive acknowledges that during his employment with the Company, Executive had access to, received and had been entrusted with Confidential Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for Executive’s engagement by the Company, Executive would not otherwise have access to such Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Subject to Section 9, and in addition to Executive’s obligations under the PIIA, during and at all times after employment with the Company, Executive shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except with the prior written consent of the Company (or as otherwise necessary in the performance of his duties hereunder provided that such person is permitted to have access to such Confidential Information). Executive shall use his best efforts to prevent publication or disclosure of any Confidential Information and shall not, directly or indirectly, cause the Confidential Information to be used for the gain or benefit of any party outside of the Company or for Executive’s personal gain or benefit outside the scope of Executive’s engagement by the Company.
(b)    The term “Confidential Information”, as used herein, means all information or material (i) which gives the Company a competitive business advantage or the opportunity of obtaining such advantage, (ii) the disclosure of which could be detrimental to the interests of the Company and/or its affiliates, (iii) which is owned by the Company and/or its affiliates, in which the Company and/or its affiliates has an interest, or which is valuable or unique, (iv) which is developed or used by the Company or any of its affiliates and which relates to the business, operations, employees, customers and/or clients of the Company or any of its affiliates, or (v) which is either (A) marked “Confidential Information”, “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company. Confidential Information may include trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to Executive in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information which (x) is contained in any filing with the Securities and Exchange Commission or is known to the public or becomes known to the public through no fault of Executive, (y) is received by Executive on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, or (z) was in Executive’s possession prior to receipt from the Company or its affiliates, as evidenced by Executive’s written records.

(c)    In addition, and subject to the exceptions set forth in Section 9 below, Executive acknowledges and agrees that Executive: (i) shall not provide any Confidential Information, including any advice or assistance derived from Executive’s experience with the Company, to any competitor of the Company, shareholder of the Company, litigant or potential litigant against the Company, or any other third party (each, a “Potential Adverse Party”); (ii) shall not make, publicly or privately, written or oral, any statements that disparage, or would reasonably be expected to otherwise cause harm to, the business or reputation of the Company or any of its affiliates, and/or that are or would reasonably be expected to be harmful to or reflect negatively on any of the Company’s or its affiliates’ current or former officers or directors, policies, practices, products, services, decision-making, conduct, professionalism or compliance with standards or employees, advisors and agents as a group; and (iii) shall not aid, encourage, advise or otherwise assist any Potential Adverse Party in asserting, prosecuting or defending any claim, action or proceeding, undertaking any proxy contest, withhold campaign or other shareholder campaign or proxy solicitation, or making any other demands against the Company. Additionally, Executive further agrees to promptly notify the Company, to the extent legally permitted, if any private (non-governmental) third party approaches Executive concerning any of the foregoing matters. The Company shall instruct the members of the Board and its Lead Team to not publish or disseminate (and shall not publish), directly or indirectly, any statements, whether written or oral, that are or would reasonably be expected to be harmful to or reflect negatively on Executive’s personal or business reputation.

8.     Restrictive Covenants. The parties acknowledge and agree that the restrictive covenants contained in Sections 7 and 10 of this Agreement, the Severance Plan (including with respect to non-competition, non-solicitation, cooperation and non-disparagement), and pursuant to the PIIA (collectively, the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms and Executive shall continue to be bound by their terms; provided, that, any exceptions or qualifications provided herein shall also apply to the Restrictive Covenants that are not set forth herein. Notwithstanding any other provision of this Agreement or the Restrictive Covenants, Executive may disclose the Restrictive Covenants (as modified by this Agreement) to any potential employer or business partner for the purposes of demonstrating such Restrictive Covenants.
9.     Exceptions. Notwithstanding anything in this Agreement or the Severance Plan to the contrary, nothing contained in this Agreement or the Severance Plan shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii)

making truthful statements between the parties hereto as may be legally required, (iv) testifying truthfully in any proceeding in response to a subpoena, court order or written request if Executive makes reasonable efforts to provide prior notice to the Company and seek protective treatment of the Confidential Information (to the extent legally permitted), (v) receiving an award for information provided to the SEC, IRS, or another government-administrated whistleblower award program , and/or (vi) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony or produce documents, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
10.     Ongoing Cooperation. Subject to Section 9, Executive agrees that during his employment and thereafter, Executive will assist and cooperate with the Company, its affiliates and its counsel (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, regulatory, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full reasonable cooperation shall include, but not be limited to, providing true and complete factual information and producing, if legally permitted, all documents and records in Executive’s possession or control that may be requested by the Company or its counsel, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing documents Executive knows to be accurate and truthful, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company shall consider other commitments that Executive may have at the time of the request and the Company shall reimburse Executive for reasonable expenses consistent with expense reimbursement for senior executives of the Company, Section 24 hereof and the Indemnification Agreement (as defined in Section 24).

11.     Code Section 409A.
(a)     The payments under this Agreement are intended to be exempt from, or compliant with, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”), and the Agreement shall be interpreted consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.
(b)     Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Section 409A).
(c)    Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
12.     Breach and Remedies.
(a)    Breach. In the event Executive materially breaches Section 8 (including the Restrictive Covenants), any outstanding obligations of the Company hereunder shall immediately terminate, and the Company’s covenants hereunder shall be deemed null and void in their entirety, and Executive shall forfeit any unvested portion of the Stock Option Award.

(b)    Remedies. In the event of a breach or threatened breach by Executive of Sections 6, 7, 8 (including the Restrictive Covenants), or 10, Executive hereby consents and agrees that money damages would not afford an adequate remedy to the Company and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security, and the prevailing party shall be entitled to its costs, including its reasonable attorney’s fees and expenses. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

13.     Governing Law. This Agreement shall be construed under the laws of the State of New York, both procedural and substantive, without regard to the conflict-of-laws provisions thereof.
14.     Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
15.     Construction. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement. The word “include” shall be interpreted to mean to include and not to be limited to.
16.     Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If the scope of any provision, clause, subclause or definition contained in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, then such provision, clause, subclause or definition shall be enforced to the maximum extent permitted by law, and the parties hereby consent and agree that such scope shall be modified by a court accordingly in any proceeding brought to enforce such provision, clause, subclause or definition. Furthermore, if any provision, clause, subclause or definition of this Agreement is construed to be invalid or unenforceable even after modification intended to reflect the maximum period or scope legally permissible under the circumstances, such invalidity or unenforceability shall not affect the remainder of the provisions, clauses, subclauses or definitions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions.
17.     Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
18.     Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
19.     Entire Agreement / Amendments. This Agreement (including the exhibits here), together with the PIIA, the Severance Plan, the Equity Plan, the award agreements evidencing the Company Equity Awards and the Stock Option Award, and the Indemnification Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes all prior discussions and negotiations between the Company and Executive, including the Employment Letter. Executive acknowledges and agrees that the payments and benefits set forth herein constitute full and complete satisfaction of the Company’s obligations to Executive under the Severance Plan (notwithstanding anything contained to the contrary therein), and Executive shall have no right, title or interest in any payments or benefits under the Severance Plan (except as provided herein). No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
20.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
21.         Consultation with Counsel; Time for Consideration; Effective Date. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to his of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes. Pursuant to the Age Discrimination in Employment Act, Executive acknowledges and represents that he has been given 21 days (the “Review Period”) during which to review and consider the provisions of this Agreement and, specifically, the Release annexed as Exhibit A hereto, although Executive may sign and return it sooner if he wishes. Executive further acknowledges and represents that Executive has been advised by the Company that, if Executive signs this Agreement, Executive has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if Executive wishes to revoke this Agreement, Executive must do so in writing, signed by Executive and received by the Company no later than 5:00 p.m. Eastern Time on the seventh day of the revocation period by delivering to the Company written notice of revocation by e-mail to Tammy Albarrán, via electronic mail at tammy.albarran@onepeloton.com. If no such revocation occurs, the Release and this Agreement shall become effective on the eighth day following Executive’s execution and delivery of this Agreement (including the Release) to the Company (including by way of DocuSign or other electronic signature platforms, e-mail, by hand or overnight courier) (the “Effective Date”). In the event that Executive does not sign and return the Agreement (including the Release) prior to the expiration of the Review Period, or Executive revokes the Agreement after timely executing it, then the Agreement shall have no force or effect, and Executive shall have no right to receive the payments, benefits and arrangements described in Sections 2 and 3 above.
22.     Dispute Resolution. Executive and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the JAMS in the State of New York, New York County, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules of JAMS in effect at that time (currently available at: jamsadr.com). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the

JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Executive shall bear only those costs of arbitration Executive would otherwise bear had Executive brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive and the Company agree to bring any dispute in arbitration on an individual basis only, meaning that Executive agrees he will not, and waives any right to, bring any dispute in arbitration (or otherwise) on a class or collective basis or through any procedure or law that permits the joinder of claims relating to or arising from the employment of other individuals. Notwithstanding the foregoing: (a) nothing in this arbitration provision shall be construed as limiting Executive’s right to file a claim with or seek the assistance of the Equal Employment Opportunity Commission, the National Labor Relations Board, Department of Labor, or any similar state or federal administrative agency, however, any claim that cannot be resolved administratively or is not submitted to the applicable agency for resolution shall be subject to this arbitration provision; and (b) the following disputes and claims are not covered by this arbitration provision and shall therefore be resolved by the parties in any appropriate forum, including courts of law, as required by the laws then in effect: (i) claims of sexual assault or sexual harassment pursuant to the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, 9 U.S.C. 401-03; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance benefits; (iv) claims for state or federal disability insurance benefits; and (v) any other claims that may not be subject to a predispute arbitration agreement by law.
23.        Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:
If to Executive: at Executive’s most recent address on the records of the Company

If to the Company:
Peloton Interactive, Inc.
441 Ninth Avenue, 6th Floor
New York, NY 10001
Attention: Chief Legal Officer

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

24.    Indemnification. Both parties acknowledge and agree that notwithstanding anything contained to the contrary therein, Executive shall continue to be indemnified (and receive advancement of expenses) to the extent provided for in Executive’s indemnification agreement with the Company (the “Indemnification Agreement”), provided that, Executive shall be indemnified (and receive advancement of expenses) under such agreement as if Executive continued to be an executive officer of the Company during the Advisory Period. Additionally, both parties acknowledge and agree that notwithstanding anything contained to the contrary therein, Executive shall be afforded the maximum extent of insurance coverage available to Executive during the Advisory Period under the Company’s directors and officers liability policy. For the avoidance of doubt, any applicable indemnification under the Indemnification Agreement shall apply with respect to all Indemnifiable Events (as defined in the Indemnification Agreement) during his employment and the Advisory Period.
[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated: 05/02/2024                /s/ Barry McCarthy____________
                        Barry McCarthy

Dated: 05/02/2024                /s/ Jay Hoag__________________
                        Peloton Interactive, Inc.
Name: Jay Hoag
Title: Chairperson of the Board

Signature Page

EXHIBIT A
GENERAL RELEASE

1.    Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Peloton Interactive, Inc., a Delaware corporation (the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment, the terms and conditions of employment or termination of employment of the undersigned by the Releasees, or any of them (including, but not limited to, any alleged discrimination, harassment or retaliation); any alleged breach of any express or implied contract of employment; any alleged torts, or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; any alleged wrongful discharge, whistleblowing, detrimental reliance, defamation, slander, libel, intentional and negligent emotional distress or compensatory and/or punitive damages; common law, including but not limited to any alleged wrongful or retaliatory discharge in violation of public policy, breach of the covenant of good faith and fair dealing, interference with contractual relations or prospective business advantage, invasion of privacy, false imprisonment, and/or fraud; rights to attorneys’ fees, costs, disbursements and/or the like; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Employee Retirement Income Security Act, all claims under the Family and Medical Leave Act and Worker Adjustment and Retraining Notification Act, and all other federal, state and local leave and/or WARN laws; and any claim(s) under the New York State Human Rights Law; the New York City Administrative Code; the New York Labor Law; the New York Minimum Wage Act; the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law; the New York City Earned Sick Time Act; the New York City Human Rights Law; the New York State budgetary measures; and the Stop Sexual Harassment in the Workplace Act; and any other legally waivable federal, state or local laws, including common law.
2.    Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned to:
(a)any Claims for alleged breach of the Transition Agreement between the undersigned and the Company, dated as of May 2, 2024;
(b)the vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company that cannot be released under applicable law;
(c)any Claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the
Exhibit A – General Release

bylaws, certificate of incorporation or other similar governing document of the Company or to any coverage under applicable directors’ and officers’ liability insurance policies;
(d)file a claim for unemployment or workers’ compensation benefits;
(e)bring to the attention of the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that the undersigned releases the undersigned’s right to secure damages or other relief for any such alleged treatment;
(f)Claims which cannot be waived by an employee under applicable law; or
(g)with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.    Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, or the U.S. National Labor Relations Board) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) exercising any rights the undersigned may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), the undersigned acknowledges that (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if the undersigned files a lawsuit for retaliation by the Releasees for reporting a suspected violation of law, the undersigned may disclose the trade secret to the undersigned’s attorney and use the trade secret information in the court proceeding, if the undersigned files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
4.    Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
5.    No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to
Exhibit A – General Release

pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees, costs, and expenses incurred by Releasees in defending or otherwise responding to said suit or Claim.
6.    No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
7.    OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the other Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:
(1)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(2)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(3)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(4)the Company advised the undersigned to consult with an attorney prior to executing this Release;

(5)the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and

(6)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to Tammy Albarrán, via
Exhibit A – General Release

electronic mail at tammy.albarran@onepeloton.com, on or before 11:59 p.m. Eastern time on the seventh day after this Release is executed by the undersigned.

8.    Governing Law. This Release is deemed made and entered into in the State of New York, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New York, to the extent not preempted by federal law.
[Signature page follows]
Exhibit A – General Release

IN WITNESS WHEREOF, the undersigned has executed this Release on the date set forth below.

____________________
Barry McCarthy

    Dated: ____________________

Exhibit A – General Release